Exhibit 10.23

AGREEMENT

3 DECEMBER 2007

€650,000,000 CREDIT FACILITY

for

PPG INDUSTRIES, INC.

arranged by

BNP PARIBAS SECURITIES CORP.

SG AMERICAS SECURITIES, LLC

with

SOCIÉTÉ GÉNÉRALE

as Facility Agent

and

BNP PARIBAS SECURITIES CORP.

as Syndication Agent

Allen & Overy LLP

Allen & Overy LLP

i

Schedule

1.	Original Parties
2.	Conditions precedent documents
	Part 1	To be delivered before signing of the Agreement
	Part 2	To be delivered before the first Request
	Part 3	For an Additional Borrower
3.	Form of Request
4.	Calculation of the Mandatory Cost
5.	Form of Transfer Certificate
6.	Form of Compliance Certificate
7.	Form of Accession Agreement
8.	Form of Resignation Request

Signatories

Allen & Overy LLP

ii

THIS AGREEMENT is dated 3 December 2007 and is made BETWEEN:

(1)	PPG INDUSTRIES, INC. (the Company);

(2)	THE SUBSIDIARIES OF THE COMPANY listed in Schedule 1 (Original Parties) as original borrowers (in this capacity the Original Borrowers);

(3)	BNP PARIBAS SECURITIES CORP. AND SG AMERICAS SECURITIES, LLC as mandated lead arrangers (in this capacity the Arrangers);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders);

(5)	SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH as swingline agent in relation to the US$ Swingline Facility (in this capacity the US$ Swingline Facility Agent);

(6)	SOCIÉTÉ GÉNÉRALE as swingline agent in relation to the EUR Swingline Facility (in this capacity the EUR Swingline Facility Agent);

(7)	SOCIÉTÉ GÉNÉRALE as facility agent (in this capacity the Facility Agent); and

(8)	BNP PARIBAS SECURITIES CORP. as syndication agent (in this capacity the Syndication Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Agreement means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

Accession Date means the date on which a member of the Group becomes an Additional Borrower.

Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement.

Administrative Party means an Arranger, the Facility Agent or a Swingline Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Availability Period means the period from and including the date of this Agreement to and including the Final Maturity Date.

Board means the Board of Governors of the Federal Reserve System of the United States of America.

Borrower means the Company, an Original Borrower or an Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 27.3 (Break Costs).

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, New York and:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

Commitment means a Commitment, as so designated, of a Lender under a particular Facility.

Compliance Certificate means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenant.

Consolidated Subsidiaries means the Subsidiaries of the Company whose accounts are consolidated with the accounts of the Company in the Company’s consolidated financial statements prepared in accordance with GAAP.

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Disclosed Matters means:

(a)	as at the date of this Agreement, the actions, suits and proceedings disclosed or otherwise described in the Company’s annual report on Form 10-K for the fiscal year ended 31 December 2006 or quarterly reports on Form 10-Q for the quarters ended on 31 March 2007, 30 June 2007 and 30 September 2007; and

(b)	following the date of this Agreement, the actions, suits and proceedings disclosed or otherwise described in the Company’s Form 8-K filings or its latest filed annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q.

In relation to a proposed Additional Borrower, Disclosed Matters means the actions, suits and proceedings relating to such Additional Borrower disclosed or otherwise described in the Company’s annual report on Form 10-K for the fiscal year ended 31 December 2006 or quarterly reports on Form 10-Q for the quarters ended on 31 March 2007, 30 June 2007 and 30 September 2007.

Disruption Event means:

(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents,

and which is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dormant Subsidiary means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including without limitation, indebtedness owed to it) which in aggregate have a value of €100,000 or more or its equivalent.

EONIA means the Euro Overnight Index Average as supplied to the Facility Agent at its request in the European interbank market.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means any trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is treated as a single employer under section 414 of the Internal Revenue Code.

EURIBOR means for a Term of any Loan or overdue amount denominated in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro or EUR means the single currency of the Participating Member States.

EUR Swingline Commitment means:

(a)	in the case of a EUR Swingline Lender on the date of this Agreement, the amount in euros set opposite its name in Schedule 1 (Original Parties) under the heading EUR Swingline Commitments and the amount of any other EUR Swingline Commitment it acquires; or

(b)	for any other EUR Swingline Lender, the amount of any EUR Swingline Commitment it acquires,

to the extent not transferred, cancelled or reduced under this Agreement.

EUR Swingline Day means a day which is a TARGET Day and which is also a day (other than a Saturday or a Sunday) on which banks are open for general business in London.

EUR Swingline Facility means the euro swingline facility made available under this Agreement.

EUR Swingline Lender means:

(a)	an Original Lender or an Affiliate of an Original Lender listed in Schedule 1 (Original Parties) as a euro swingline lender; or

(b)	any other person that becomes a EUR Swingline Lender after the date of this Agreement.

EUR Swingline Loan means a Loan under the EUR Swingline Facility and identified as such in its Request.

Event of Default means an event or circumstance specified as such in Clause 23 (Default).

Existing Facility means the US$1,000,000,000 five year credit agreement dated 28 May 2004 as amended with, among others, the Company as borrower.

Extension Date means each of the date of the Initial Extension Request (as defined in Clause 9.2(a) (Extension Option)), the date of the Second Extension Request (as defined in Clause 9.2(b) (Extension Option)) and the day on which an extension is effective in accordance with Clause 9.2 (Extension Option).

Extension Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate more than 50 per cent. of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders; or

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate more than 50 per cent. of the Total Commitments.

Facility means a credit facility made available under this Agreement.

Facility Office means the office(s) notified by a Lender to the Facility Agent or an office of a Facility Agent:

(a)	on or before the date it becomes a Lender or Facility Agent; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means, subject to Clause 9.2 (Extension Option), the third anniversary of the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	an Accession Agreement;

(d)	a Resignation Request; or

(e)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness of a person at any time means, without duplication:

(a)	all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations which, in each case in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such person; and

(b)	any guarantee (excluding endorsements for collection or deposit, in either case, in the ordinary course of business), indemnity or similar assurance granted or issued by such person against financial loss of any person in respect of any item referred to in paragraph (a) above.

Funded Debt means any Financial Indebtedness which by its terms matures at or is extendable or renewable at the option of the debtor to a date more than twelve months after the date of the creation of such Financial Indebtedness.

GAAP means generally accepted accounting principles in the jurisdiction of incorporation of the Company.

Group means the Company and its Consolidated Subsidiaries.

Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.

IBOR means LIBOR, EURIBOR or WIBOR.

ICA means the United States Investment Company Act of 1940, as amended.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Information Memorandum means the information memorandum prepared on behalf of, and approved by, the Company in connection with this Agreement.

Internal Revenue Code means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Party in accordance with Clause 30.2 (Assignments and transfers by Lenders).

LIBOR means for a Term of any Loan or overdue amount denominated in any currency other than euro or zloty:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward, if necessary, to the nearest 0.0625 per cent.) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 51 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 51 per cent. or more of the Total Commitments; or

(c)	if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 51 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost).

Margin means the rate per annum calculated in accordance with:

(a)	in relation to a Revolving Credit Loan, Clause 11.3 (Margin adjustments—Revolving Credit Loans); and

(b)	in relation to a Swingline Loan, Clause 11.4 (Margin – Swingline Loans).

Margin Regulations means Regulations T, U and X issued by the Board.

Margin Stock means “margin stock” or “margin securities” as defined in the Margin Regulations.

Material Adverse Effect means:

(a)	a materially adverse effect on the business, assets, operations or financial condition of the Company and its Subsidiaries, taken as a whole; or

(b)	a material impairment of the ability of the Company to perform any of its obligations under this Agreement or any of the other Finance Documents to which it is or will be a party.

Maturity Date means the last day of the Term of a Loan.

Moody’s means Moody’s Investors Service Limited or any successor to its ratings business.

Multiemployer Plan means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA which is maintained for or contributed to, or which in the past five years was maintained for or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any US Obligor or ERISA Affiliate.

Obligor means the Company or a Borrower.

Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31 December, 2006.

Original Obligor means the Company or an Original Borrower.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

PBGC means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

Plan means any pension plan other than a Multiemployer Plan subject to the provisions of Title IV of ERISA or section 412 of the Internal Revenue Code which is maintained for employees of the Company or any ERISA Affiliate.

Polish złoty or złoty or PLN means the lawful currency for the time being of Poland.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date;

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled; or

(iv)	when the term is used in relation to a Facility, the above proportions but applied only to the Loans and Commitments for that Facility.

For the purpose of sub-paragraph (iv) above, the Facility Agent will determine, in the case of a dispute whether the term in any case relates to a particular Facility.

Rate Fixing Day means:

(a)	the first day of a Term for a Loan denominated in Sterling;

(b)	the second Business Day before the first day of a Term for a Loan denominated in any other currency (other than euro); or

(c)	the second TARGET Day before the first day of a Term for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Rating Agency means Moody’s or S&P.

Reference Banks means the Facility Agent, BNP Paribas and PNC Bank, National Association and any other bank or financial institution appointed as such by the Facility Agent in consultation with the Company under this Agreement.

Repeating Representations means at any time the representations and warranties which are then made or deemed to be repeated under Clause 19.25 (Times for making representations and warranties) or any other Finance Document.

Reportable Event means any reportable event as set forth in section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan other than an event in relation to which the requirement to give notice of the event is waived by any regulation.

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Resignation Request means a letter in the form of Schedule 9 (Form of Resignation Request), with such amendments as the Facility Agent and the Company may agree.

Restricted Subsidiary means:

(a)	any Subsidiary of the Company other than:

(i)	a Subsidiary substantially all of the physical properties of which are located, or substantially all of the business of which is carried on, outside the United States of America (“United States of America” shall not include the territories and possessions thereof) and Europe;

(ii)	a Subsidiary the primary business of which consists of purchasing accounts receivable and/or making loans secured by accounts receivable or inventories and/or making investments in real estate or providing services directly related thereto, or which is otherwise primarily engaged in the business of a finance or real estate investment company;

(iii)	a Subsidiary the primary business of which consists of leasing equipment, machinery, vehicles, rolling stock and other articles for use in the business of the Company; or

(iv)	a Subsidiary the stock of which is held primarily for the purpose of securing the investment of the Company in such Subsidiary, while the management of such Subsidiary is accumulating funds for the purchase of such stock pursuant to written contract; and

(b)	any Subsidiary specified in clauses (i) through (iv) of paragraph (a) above which at the time of determination shall be designated a Restricted Subsidiary pursuant to designation by the board of directors of the Company as follows:

the Company may by a resolution adopted by its board of directors designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that in the opinion of the board of directors of the Company it does not own a manufacturing or research property, plant or facility which is of material importance to the business of the Company and its Restricted Subsidiaries taken as a whole, and may designate any Unrestricted Subsidiary to be a Restricted Subsidiary. The Company may by a resolution adopted by its board of directors designate a newly acquired or formed Subsidiary to be an Unrestricted Subsidiary, provided such designation takes place within 90 days of such acquisition or formation.

Revolving Credit Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Revolving Credit Commitments and the amount of any other Revolving Credit Commitment it acquires; and

(b)	for any other Lender, the amount of any Revolving Credit Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Revolving Credit Facility means the revolving credit facility made available under this Agreement.

Revolving Credit Loan means a Loan under the Revolving Credit Facility and identified as such in its Request.

Rollover Loan means one or more Revolving Credit Loans:

(a)	to be made on the same day that a maturing Revolving Credit Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Credit Loan;

(c)	in the same currency as the maturing Revolving Credit Loan (unless it arose as a result of the operation of Clause 8.4 (Revocation of currency); and

(d)	to be made to the same Borrower for the purpose of refinancing a maturing Revolving Credit Loan.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its ratings business.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate;

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union; and

(c)	in relation to WIBOR, the Warsaw interbank rate (published by Reuters) for PLN,

for the relevant currency and Term displayed on the appropriate page of the Reuters screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Secured Debt means Financial Indebtedness for money borrowed if such Financial Indebtedness is secured by a Security Interest or encumbrance on any of the manufacturing or research property, plant or facilities of the Company or any Restricted Subsidiary (but not including a property determined not to be a principal asset of the Company or a Restricted Subsidiary by the board of directors of the Company in its discretion) or on any shares of stock or indebtedness of any Restricted Subsidiary.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Shareholders’ Interest means as of any particular time, the aggregate of equity capital and surplus of the Company and its Consolidated Subsidiaries, after deducting the cost of the shares of the Company held in the Company’s treasury (i.e., shares which had been previously issued and outstanding but have been reacquired and are presently held by the Company), as shown on a consolidated balance sheet of the Company and its Consolidated Subsidiaries, prepared in accordance with GAAP, as of the end of the latest fiscal year ended prior to such determination.

Sterling means the lawful currency for the time being of the United Kingdom.

Subsidiary of any person means any company, corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50 per cent. of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other management board of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such person, by such person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

Swingline Commitment means the US$ Swingline Commitment and the EUR Swingline Commitment.

Swingline Facility means the US$ Swingline Facility and the EUR Swingline Facility.

Swingline Facility Agent means the US$ Swingline Facility Agent and the EUR Swingline Facility Agent.

Swingline Lender means a US$ Swingline Lender or a EUR Swingline Lender.

Swingline Limit means €100,000,000 being the maximum global amount of all Swingline Loans on any given date.

Swingline Loan means a Loan under the US$ Swingline Facility or EUR Swingline Facility.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax or Taxes has the meaning given to the term Taxes in Clause 14.1 (Definitions).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means the amount by which a payment made by an Obligor to a Finance Party is increased under Clause 14.2 (Tax gross-up and tax indemnity).

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders being at the signing date of this Agreement €650,000,000.

Total EUR Swingline Commitments means the aggregate of the EUR Swingline Commitments of all the EUR Swingline Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Total Revolving Credit Commitments means the aggregate of the Revolving Credit Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Total Swingline Commitments means the aggregate of the Total US$ Swingline Commitments and the Total EUR Swingline Commitments.

Total US$ Swingline Commitments means the aggregate of the US$ Swingline Commitments of all the US$ Swingline Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

UK means the United Kingdom.

Unrestricted Subsidiary means any Subsidiary of the Company which is not a Restricted Subsidiary.

US Obligors means the Company, PPG Industries Securities, Inc. and any Additional Borrower that is incorporated or organised under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or that has a place of business or property in the United States of America.

US$ Swingline Commitment means:

(a)	in the case of a US$ Swingline Lender on the date of this Agreement, the amount in U.S. Dollars set opposite its name in Schedule 1 (Original Parties) under the heading Swingline Commitments and the amount of any other US$ Swingline Commitment it acquires; or

(b)	for any other US$ Swingline Lender, the amount of any US$ Swingline Commitment it acquires,

to the extent not transferred, cancelled or reduced under this Agreement.

US$ Swingline Facility means the US$ swingline facility made available under this Agreement.

US$ Swingline Lender means:

(a)	an Original Lender or an Affiliate of an Original Lender listed in Schedule 1 (Original Parties) as a US$ swingline lender; or

(b)	any other person that becomes a US$ Swingline Lender after the date of this Agreement.

US$ Swingline Loan means a Loan under the US$ Swingline Facility and identified as such in its Request.

Utilisation Date means each date on which a Facility is utilised.

VAT means value added tax (including, but not limited to, any value added tax levied under EU Directive 2006/112/EC) or any other Tax of a similar nature.

Voting Stock means capital stock issued by a company or a corporation, or equivalent interests in any other person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

WIBOR means, for a Term of any Loan or overdue amount denominated in złoty:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available, the arithmetic mean (rounded upward to four decimal places) or the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the Warsaw interbank market, as of 11.00 a.m. Warsaw time on the applicable Rate Fixing Day for the offering of deposits in złoty for a period comparable to the relevant Term.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, permit, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	government agency means any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

(vii)	know your customer requirements are to the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(viii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(ix)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any government agency;

(x)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xi)	a Default being outstanding means that it has not been remedied or waived;

(xii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xv)	a Finance Document or other document or security includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other document or security, including any change in the purpose of, any extension for or any increase in the amount of a facility or any additional facility; and

(xvi)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding subparagraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is, may be or is capable of becoming outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

1.3	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c)	a winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(d)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(e)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36(2) of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(f)	a trustee in bankruptcy includes a curator;

(g)	an administrator includes a bewindvoerder; and

(h)	an attachment includes a beslag.

2.	FACILITIES

2.1	Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving credit facility with an extension option in an aggregate amount equal to the Total Revolving Credit Commitments.

2.2	Swingline Facility

Subject to the terms of this Agreement:

(a)	the US$ Swingline Lenders make available to the Borrowers a US Dollar denominated swingline facility in an aggregate amount equal to the Total US$ Swingline Commitments; and

(b)	the EUR Swingline Lenders make available to the Borrowers a euro denominated swingline facility in an aggregate amount equal to the Total EUR Swingline Commitments.

2.3	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other person under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Revolving Credit Loans

Each Revolving Credit Loan may only be used for general corporate purposes, including euro and USD commercial paper backstop and acquisitions.

3.2	US$ Swingline Loans

Each US$ Swingline Loan may only be used towards refinancing any note or other instrument maturing under a U.S. Dollar commercial paper programme of the Company or a member of the Group. A US$ Swingline Loan may not be applied in repayment or prepayment of another US$ Swingline Loan.

3.3	EUR Swingline Loans

Each EUR Swingline Loan may only be used towards refinancing any note or other instrument maturing under a euro commercial paper programme of the Company or a member of the Group. A EUR Swingline Loan may not be applied in repayment or prepayment of another EUR Swingline Loan.

3.4	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

(a)	A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Parts 1 and 2 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Loan.

5.	UTILISATION

5.1	General

This Clause applies to all Loans other than Swingline Loans.

5.2	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is:

(i)	in relation to the first Request delivered under this Agreement, 5.00 p.m. (New York time) three Business Days before the Utilisation Date for the proposed borrowing; and

(ii)	in relation to any other Request delivered under this Agreement, 11.00 a.m. (New York time) three Business Days before the Utilisation Date for the proposed borrowing.

(c)	Each Request is irrevocable.

5.3	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	the Utilisation Date is a Business Day falling within the Availability Period;

(c)	the amount of the Loan requested is:

(i)	a minimum of €10,000,000 or an amount which complies with Clause 8 (Optional Currencies) and an integral multiple of 1,000,000 units of the requested currency;

(ii)	the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree; and

(d)	the proposed currency and Term comply with this Agreement.

Only one Loan may be requested in a Request.

5.4	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans would exceed its Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the requested Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

5.5	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than seven Loans (other than Swingline Loans) outstanding.

6.	UTILISATION - SWINGLINE LOANS

6.1	General

(a)	In this Clause:

New York Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in New York.

(b)	Unless the context otherwise requires, references in this Agreement to a Lender include a Swingline Lender.

6.2	Giving of Requests

(a)	A Borrower may borrow a Swingline Loan by giving to the relevant Swingline Facility Agent a duly completed Request.

(b)	Unless the relevant Swingline Facility Agent otherwise agrees, the latest time for receipt by that Swingline Facility Agent of a duly completed Request:

(i)	in relation to a US$ Swingline Loan, is 11.00 a.m. (New York time);

(ii)	in relation to a EUR Swingline Loan, is 11.00 a.m. (Brussels time),

in each case, on the proposed Utilisation Date.

(c)	Each Request for a US$ Swingline Loan must be sent to the US$ Swingline Facility Agent to its address in New York for this purpose as well as to its usual address for receiving Requests

(d)	Each Request for a EUR Swingline Loan must be sent to the EUR Swingline Facility Agent to its address in Paris for this purpose as well as to its usual address for receiving Requests.

(e)	Each Request for a Swingline Loan is irrevocable.

6.3	Completion of Requests

A Request for a Swingline Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it identifies that the Loan is a US$ Swingline Loan or a EUR Swingline Loan;

(c)	the Utilisation Date:

(i)	in relation to a US$ Swingline Loan, is a New York Business Day; and

(ii)	in relation to a EUR Swingline Loan, is a EUR Swingline Day,

in each case, falling within the Availability Period;

(d)	the Term selected:

(i)	does not overrun the Final Maturity Date;

(ii)	is a period of not more than:

(A)	in relation to a US$ Swingline Loan, five (5) New York Business Days; and

(B)	in relation to a EUR Swingline Loan, five (5) EUR Swingline Days; and

(iii)	ends:

(A)	in relation to a US$ Swingline Loan, on a New York Business Day; and

(B)	in relation to a EUR Swingline Loan, on a EUR Swingline Day;

(e)	the amount of the Swingline Loan requested is:

(i)	a minimum of:

(A)	in relation to a US$ Swingline Loan, US$5,000,000; and

(B)	in relation to a EUR Swingline Loan, euro 5,000,000;

(ii)	subject to the Swingline Limit, the maximum undrawn amount available under this Agreement for that relevant Swingline Loan on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent or the Swingline Lenders may agree; and

(f)	(i)	a US$ Swingline Loan is denominated in U.S. Dollars; and

(ii)	a EUR Swingline Loan is denominated in euro.

Only one Swingline Loan may be requested in a Request.

6.4	Advance of Swingline Loan

(a)	(i)	The US$ Swingline Facility Agent must notify each US$ Swingline Lender of the details of the requested US$ Swingline Loan and the amount of its share in that US$ Swingline Loan by 12.00 noon (New York time) on the proposed Utilisation Date.

(ii)	The EUR Swingline Facility Agent must notify each EUR Swingline Lender of the details of the requested EUR Swingline Loan and the amount of its share in that EUR Swingline Loan by 12.00 noon (Brussels time) on the proposed Utilisation Date.

(b)	The amount of each Swingline Lender’s share of the Swingline Loan will be its Pro Rata Share on the proposed Utilisation Date adjusted to take account of any limit applying under this Clause.

(c)	No Swingline Lender is obliged to participate in a Swingline Loan if as a result:

(i)	its share in the Swingline Loans would exceed its Swingline Commitment;

(ii)	the Swingline Loans would exceed the Swingline Limit; or

(iii)	the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Swingline Lender must make its share in the Swingline Loan available to the relevant Swingline Facility Agent for the relevant Borrower on the Utilisation Date.

6.5	Maximum number

Unless the Facility Agent agrees:

(a)	a Request may not be given in relation to a US$ Swingline Loan if, as a result, there would be more than three US$ Swingline Loans outstanding under the US$ Swingline Facility; and

(b)	a Request may not be given in relation to a EUR Swingline Loan if, as a result, there would be more than three EUR Swingline Loans outstanding under the EUR Swingline Facility.

6.6	Relationship with Revolving Credit Facility

(a)	This Subclause applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	The Swingline Facility is not independent of the Revolving Credit Facility.

(c)	Notwithstanding any other term of this Agreement a Lender is only obliged to participate in a Loan to the extent that it would not result in its share in the Loans and that of a Lender which is its Affiliate exceeding its Overall Commitment.

(d)	For this purpose, Overall Commitment of a Lender means:

(i)	its Revolving Credit Commitment; or

(ii)	in the case of a Swingline Lender which does not have a Revolving Credit Commitment, the Revolving Credit Commitment of a Lender which is its Affiliate.

(e)	Where, but for the operation of paragraph (c) above, a Lender’s share in the Loans and that of a Lender which is its Affiliate would have exceeded its Overall Commitment, the excess will be apportioned among the other Lenders participating in the relevant Loan pro rata according to their relevant Commitments. This calculation will be applied as often as necessary until the Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

(f)	The Swingline Commitments must not at any time exceed the Revolving Credit Commitments and, if necessary, the Swingline Commitments will be automatically reduced to achieve this.

6.7	Currency

Notwithstanding any other term of this Agreement:

(a)	US$ Swingline Loans may only be denominated in U.S. Dollars; and

(b)	EUR Swingline Loans may only be denominated in euro.

7.	SWINGLINE LOANS

7.1	General

In this Clause:

The Proportion of a Lender means the proportion borne by:

(i)	its Revolving Credit Commitment (or, if the Total Revolving Credit Commitments are then zero, its Revolving Credit Commitment immediately prior to their reduction to zero) minus the euro amount of its participation (or that of a Lender which is its Affiliate) in any outstanding Revolving Credit Loans (but ignoring its (or its Affiliate’s) participation in the relevant unpaid Swingline Loan); to

(ii)	the Total Revolving Credit Commitments (or, if the Total Revolving Credit Commitments are then zero, the Total Revolving Credit Commitments immediately prior to their reduction to zero) minus any outstanding Revolving Credit Loans (but ignoring the relevant unpaid Swingline Loan).

The Shortfall of a Swingline Lender is an amount equal to its Unpaid Swingline Participation minus its (or its Affiliate’s) Proportion of the Unpaid Amount.

The Unpaid Amount means, in relation to a Swingline Loan, any principal not repaid and/or any interest accrued but unpaid on that Swingline Loan calculated from the Utilisation Date to the Loss Sharing Date.

The Unpaid Swingline Participation of a Lender means that part of the Unpaid Amount (if any) owed to that Lender (or its Affiliate) (before any re-distribution under Clause 7.2 (Repayment)).

7.2	Repayment

(a)	Each Borrower that has drawn a Swingline Loan shall repay that Swingline Loan on the last day of its Term.

(b)	If a Swingline Loan is not repaid in full on its due date, the relevant Swingline Facility Agent shall (if requested to do so in writing by any affected Swingline Lender) set a date (the Loss Sharing Date) on which payments shall be made between the Lenders to re-distribute the unpaid amount between them. The relevant Swingline Facility Agent shall give at least 3 Business Days notice to each affected Lender of the Loss Sharing Date and notify it of the amounts to be paid or received by it.

(c)	On the Loss Sharing Date each Lender must pay to the relevant Swingline Facility Agent its Proportion of the Unpaid Amount minus its (or its Affiliate’s) Unpaid Swingline Participation (if any). If this produces a negative figure for a Lender no amount need be paid by that Lender.

(d)	Out of the funds received by the relevant Swingline Facility Agent pursuant to sub-clause (c) that Swingline Facility Agent shall pay to each Swingline Lender (as applicable) an amount equal to the Shortfall (if any) of that Swingline Lender.

(e)	If the amount actually received by the relevant Swingline Facility Agent from the Lenders is insufficient to pay the full amount of the Shortfall of all Swingline Lenders (as applicable) then the amount actually received will be distributed amongst the Swingline Lenders (as applicable) pro rata to the Shortfall of each of those Swingline Lender.

(f)	(i)	On a payment under this paragraph, the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.

(ii)	If and to the extent a paying Lender is not able to rely on its rights under sub-paragraph (i) above, the relevant Borrower shall be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this paragraph.

(iii)	Any payment under this paragraph does not reduce the obligations in aggregate of any Obligor.

7.3	Voluntary Prepayment of Swingline Loans

(a)	The Borrower to which a Swingline Loan has been made may prepay at any time the whole of that Swingline Loan provided that Borrower has given notice to the relevant Swingline Facility Agent prior to:

(i)	in relation to a US$ Swingline Loan, 11.00 a.m. (New York time); and

(ii)	in relation to a EUR Swingline Loan, 11.00 a.m. (Brussels time)

in each case, on the day on which the proposed prepayment is to be made.

(b)	Unless a contrary indication appears in this Agreement, any part of a Swingline Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

7.4	Interest – US$ Swingline Loans

(a)	The rate of interest on each US$ Swingline Loan for each day during its Term is the higher of:

(i)	the prime commercial lending rate in U.S. Dollars announced by the US$ Swingline Facility Agent and in force on that day; and

(ii)	the aggregate of:

(A)	the rate per annum determined by the US$ Swingline Facility Agent to be the Federal Funds Rate on or about 1.00 p.m. (New York time) on that day; and

(B)	the applicable Margin.

(b)	For this purpose, Federal Funds Rate means in relation to any day, the rate per annum equal to:

(i)	the weighted average of the rates on overnight Federal funds transactions with members of the US Federal Reserve System arranged by Federal funds brokers, as published for that day (or, if that day is not a New York Business Day, for the immediately preceding New York Business Day) by the Federal Reserve Bank of New York; or

(ii)	if a rate is not published for that day or the preceding day, the average of the quotations for that day on those transactions received by the Facility Agent from three Federal funds brokers of recognised standing selected by the Facility Agent.

(c)	If any day during a Term is not a New York Business Day, the rate of interest on a US$ Swingline Loan on that day will be the rate applicable on the immediately preceding Business Day.

7.5	Interest – EUR Swingline Loans

(a)	The rate of interest on each EUR Swingline Loan for each day during its Term is the percentage rate per annum equal to the aggregate of the applicable:

(i)	Margin;

(ii)	EONIA; and

(iii)	Mandatory Cost (if any).

(b)	If any day during a Term is not a EUR Swingline Day, the rate of interest on a EUR Swingline Loan on that day will be the rate applicable on the immediately preceding EUR Swingline Day.

7.6	Interest – General

(a)	Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Swingline Loan made to it on the last day of its Term.

(b)	Other than Clause 7.4 (Interest – US$ Swingline Loans), Clause 7.5 (Interest – EUR Swingline Loans) and Clause 11.4 (Margin – Swingline Loans), any other term of this Agreement relating to:

(i)	calculation of the rate of interest (but not interest on overdue amounts); or

(ii)	market disruption,

does not apply to Swingline Loans.

7.7	Term

Notwithstanding any other term of this Agreement,

(a)	each Swingline Loan has one Term only; and

(b)	the Term for a Swingline Loan must be selected in the relevant Request.

7.8	Partial payments – Swingline Loans

(a)	If a Swingline Facility Agent receives a payment in respect of a Swingline Facility insufficient to discharge all the amounts then due and payable by each Obligor to the relevant Swingline Lenders under this Agreement, the relevant Swingline Facility Agent must apply that payment towards the obligations of that Obligor under the Finance Documents in respect of that Swingline Facility in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the relevant Swingline Facility Agent under the Finance Documents incurred by it in respect of that Swingline Facility;

(ii)	secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan due but unpaid by it under this Agreement ; and

(iii)	thirdly, in or towards payment pro rata of the principal of any Swingline Loan due but unpaid by it under this Agreement.

(b)	A Swingline Facility Agent must, if so directed by all the relevant Swingline Lenders, vary the order set out in sub-paragraphs (a)(ii) and (iii) above, as appropriate.

(c)	This Subclause will override any appropriation made by an Obligor.

(d)	Any other term of this Agreement in relation to partial payments does not apply to the Swingline Facility.

7.9	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender must ensure that at all times its Overall Commitment is not less than:

(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

8.	OPTIONAL CURRENCIES

8.1	General

In this Clause:

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros as of 11.00 a.m. on a particular day.

euro Amount of a Loan or part of a Loan means:

(a)	if the Loan is denominated in euros, its amount; or

(b)	if the Loan is denominated in an Optional Currency, its equivalent in euros calculated on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

Optional Currency means any currency (other than euros) in which a Loan may be denominated under this Agreement.

8.2	Selection

(a)	A Borrower must select the currency of a Loan in its Request and such currency shall be either euros or an Optional Currency.

(b)	The amount of a Loan requested in an Optional Currency must be a minimum amount of the equivalent of €10,000,000 and, if required by the Facility Agent, an integral multiple of 1,000,000 units of that currency.

(c)	Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than two currencies.

8.3	Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for a Term if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into euros in the relevant interbank market on the Rate Fixing Day and the first day of that Term; and

(ii)	that Optional Currency is U.S. Dollars, Sterling or Polish Zloty or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency, the Facility Agent must, within 3 Business Days, confirm to the Company:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

8.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company to that effect promptly and in any event before 11.00 a.m. on that day.

In this paragraph, the reference to an Optional Currency not being readily available includes a situation where a Lender cannot obtain Polish złoty for operational reasons.

(b)	In this event:

(i)	that Lender must participate in the Loan in euros; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in euros during that Term.

(c)	Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(d)	A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Subclause.

8.5	Optional Currency equivalents

The equivalent in euros of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Loan;

(c)	the share of a Lender in a Loan;

(d)	the amount of any repayment or prepayment of a Loan; or

(e)	the undrawn amount of a Lender’s Commitment,

is its euro Amount.

8.6	Notification

The Facility Agent must notify the Lenders and the Company of the relevant euro Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

9.	REPAYMENT AND EXTENSION OPTION

9.1	Repayment

(a)	Each Borrower must repay each Revolving Credit Loan made to it in full on its Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

9.2	Extension Option

(a)	The Company may by notice to the Facility Agent (the Initial Extension Request) not more than 90 days and not less than 60 days before the first anniversary of the date of this Agreement (the First Anniversary), request that the Final Maturity Date be extended for a further period of 364 days.

(b)	The Company may by notice to the Facility Agent (the Second Extension Request) not more than 90 days and not less than 60 days before the second anniversary of the date of this Agreement (the Second Anniversary), request that the Final Maturity Date be the third anniversary of the date of this Agreement plus 728 days.

(c)	The Facility Agent must promptly notify the Lenders of any Initial Extension Request or Second Extension Request (an Extension Request).

(d)	Each Lender may, in its sole discretion, agree to any Extension Request. Each Lender that agrees to an Extension Request by the date falling 15 days before, the relevant anniversary of the date of this Agreement, will extend its Commitment for a further period of 364 days or 728 days, as applicable, from the then current Final Maturity Date and the Final Maturity Date with respect to the Commitment of that Lender will be, subject to paragraph (e) below, extended accordingly with effect from the then current Final Maturity Date.

(e)	Notwithstanding paragraph (d) above, the Final Maturity Date will not be extended unless the Extension Majority Lenders have agreed to the Extension Request.

(f)	If any Lender fails to reply to an Extension Request on or before the date falling 15 days before the relevant anniversary of the date of this Agreement, it will be deemed to have refused that Extension Request and its Commitment will not be extended.

(g)	Each Extension Request is irrevocable.

(h)	Subject to Paragraph (e) above, if one or more (but not all) of the Lenders agree to an Extension Request, then the Facility Agent must notify the Company and the Lenders which have agreed to the extension, identifying in that notification which Lenders have not agreed to the Extension Request.

(i)	Each Borrower must repay each Lender that has not agreed to the Extension Request its share in each Loan made to it on the Final Maturity Date which applies to that Lender.

10.	PREPAYMENT AND CANCELLATION

10.1	Mandatory prepayment – illegality

(a)	A Lender must notify the Facility Agent and the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

(b)	After notification under paragraph (a) above the Facility Agent must notify the Company promptly that:

(i)	each Borrower must repay or prepay the share of that Lender in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

10.2	Mandatory prepayment – change of control

(a)	For the purposes of this Subclause:

a change of control occurs if:

(i)	any person or group of persons acquires beneficial ownership of a majority in interest of the outstanding voting stock of the Company (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder) unless such acquisition of beneficial ownership is approved by a majority of the Incumbent Board (as defined in (ii) below); or

(ii)	individuals who, as at the date of this Agreement were directors of the Company, together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office (the Incumbent Board), cease to constitute a majority of the board of directors of the Company; or

(iii)	the Company ceases to own, directly or indirectly, 100 per cent. of the Voting Stock of any Borrower (other than the Company).

(b)	The Company must promptly notify the Facility Agent if it becomes aware of any change of control.

(c)	After a change of control:

(i)	subject to (ii) below, a Lender may refuse to fund a Loan (other than a Rollover Loan) pursuant to a duly completed Request; and

(ii)	each Lender may, by giving 15 days’ notice to the Facility Agent:

(A)	cancel its Commitments; and

(B)	declare its share of all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

10.3	Voluntary prepayment

(a)	The Company may, by giving not less than two Business Days’ prior notice to the Facility Agent, prepay (or ensure that a Borrower prepays) any Revolving Credit Loan at any time in whole or in part.

(b)	A prepayment of part of a Revolving Credit Loan must be in a minimum amount of €10,000,000 and an integral multiple of €1,000,000.

10.4	Automatic cancellation

The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period which applies to that Lender.

10.5	Voluntary cancellation

(a)	The Company may, by giving not less than two Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of €10,000,000 and an integral multiple of €1,000,000.

(c)	Any cancellation in part will be applied against the relevant Commitment of each Lender pro rata.

10.6	Right of repayment and cancellation of a single Lender

(a)	If an Obligor is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay that Lender’s share in each Loan made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

10.7	Re-borrowing of Loans

Any voluntary prepayment of a Loan under Clause 10.3 (Voluntary prepayment) may be re-borrowed on the terms of this Agreement. Any other prepayment of a Loan may not be re-borrowed.

10.8	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost (if any).

11.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

11.3	Margin adjustments - Revolving Credit Loans

(a)	This Subclause applies to all Loans other than Swingline Loans.

(b)	Subject to the other provisions of this Subclause, the Margin will be calculated by reference to the table below:

Column 1 Long-term credit ratings of the Company		Column 2 Margin (per cent. per annum)
Moody’s	S&P
A1 or above	A+ or above	0.15
Lower than A1 but at least A2	Lower than A+ but at least A	0.2
Lower than A2 but at least A3	Lower than A but at least A-	0.25
Lower than A3 but at least Baa1	Lower than A- but at least BBB+	0.35
Baa2 and below	BBB and below	0.45

(c)	The Company must notify the Facility Agent of any notification to it by a Rating Agency of a change in its long-term credit rating. If the long-term credit rating(s) given to the Company by any Rating Agency is such that a different Margin is applicable to each long-term credit rating, the applicable Margin will be (if the difference between the two long-term credit ratings is of one level) based on the higher long-term credit rating.

(d)	In the event that the long-term credit rating(s) given to the Company by any Rating Agency are different by more than one long-term credit rating, the applicable Margin will be the Margin corresponding to the long-term credit rating immediately below the higher of the two ratings.

(e)	Any change in the Margin will, subject to paragraph (f) below, apply to each Loan made, or (if outstanding) from the next Business Day, after the date of notification by the Company of the change in long-term credit rating.

(f)	For so long as:

(i)	the Company is in default of its obligations under this Agreement to notify the Facility Agent of any change in its long-term credit rating under paragraph (c) above; or

(ii)	an Event of Default is outstanding,

the Margin will be the highest applicable rate, being 0.45 per cent. per annum.

11.4	Margin – Swingline Loans

(a)	This Subclause applies to all Loans other than Revolving Credit Loans.

(b)	The Margin is 0.5 per cent. per annum.

11.5	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

11.6	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

12.	TERMS

12.1	Selection - Revolving Credit Loans

(a)	Each Revolving Credit Loan has one Term only.

(b)	A Borrower must select the Term for a Revolving Credit Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Revolving Credit Loan will be one, two, three or six months or any other period agreed by the Company and all the Lenders which have (or will have) a share in that Revolving Credit Loan.

12.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

12.3	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

13.	MARKET DISRUPTION

13.1	Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

13.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or (where there is more than one Reference Bank) only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant currency and Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost (if any).

13.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

14.	TAXES

14.1	Definitions

In this Clause:

Qualifying Lender means, in relation to a payment of interest under this Agreement, a Lender which is beneficially entitled to that interest and is:

(a)	the holder of a licence for the time being in force granted under section 9 of the Irish Central Bank Act 1971 or an authorised credit institution under the terms of EU Council Directive 2000/12/EC of 20 March 2000 which has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland provided in each case that it is carrying on a bona fide banking business in Ireland with which the interest payment under this Agreement is connected; or

(b)	(i)	a body corporate that is resident for the purposes of tax in a member state of the European Communities (other than Ireland) or in a territory with which Ireland has concluded a Treaty (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender claims to be resident); or

(ii)	a body corporate organised or formed under the laws of the United States of America or any state thereof, including the District of Columbia, and subject to federal tax in the U.S. on its worldwide income; or

(iii)	a U.S. LLC, provided the ultimate recipients of the interest are resident in and under the laws of a territory with which Ireland has a Treaty (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender claims to be resident) or resident in and under the laws of a member state of the European Communities (other than Ireland) and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided that in each case in paragraphs (i), (ii) or (iii) above, if the Lender is a company, it is not carrying on a trade or business in Ireland through an agency or branch with which the interest payment under this Agreement is connected; or

(c)	a Treaty Lender; or

(d)	a body corporate which is resident in Ireland for the purposes of Irish tax or which carries on a trade in Ireland through a branch or agency:

(i)	which advances money in the ordinary course of a trade which includes the lending of money; and

(ii)	in whose hands any interest payable is taken into account in computing the trading income of the company; and

(iii)	which has complied with all of the provisions of section 246(5)(a) of the Taxes Consolidation Act of Ireland 1997, as amended (the Taxes Act), including making the appropriate notifications there under; or

(e)	a qualifying company within the meaning of section 110 of the Taxes Act; or

(f)	an investment undertaking within the meaning of section 739B of the Taxes Act.

Taxes means all non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities described in Clause 14.2(a) (Tax gross-up and tax indemnity) in respect of payments under this Agreement or under any of the other Finance Documents.

Treaty Lender means, a Lender which is treated as a resident of a Treaty State for the purposes of a Treaty and does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Agreement is effectively connected that subject to the completion procedural formalities is entitled to relief from Irish tax on interest under that Treaty.

Treaty State means a jurisdiction having a double taxation agreement with Ireland that is in effect (a Treaty) which makes provision for full exemption from tax imposed by Ireland on interest.

14.2	Tax gross-up and tax indemnity

(a)	Any and all payments by any Obligor to or for the account of any Lender or the Facility Agent under this Agreement or any other Finance Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Facility Agent:

(i)	taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Facility Agent (as the case may be) is organised or in which its principal office is located or any political subdivision thereof;

(ii)	taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s or Facility Agent’s Facility Office or any political subdivision thereof;

(iii)	any branch profits taxes imposed by a jurisdiction as a result of a present or former connection between such jurisdiction and the Lenders or Facility Agent; and

(iv)	excluded taxes described in paragraph (f) below.

(b)	If any Obligor is required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any of the other Finance Documents or any other documents to be delivered hereunder or thereunder to any Lender or the Facility Agent:

(i)	the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Clause) such Lender or the Facility Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made;

(ii)	such Obligor shall make such deductions; and

(iii)	such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(c)	In addition, the Obligors shall be jointly and severally liable for the payment of and shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made pursuant to this Agreement or any other Finance Document or any other documents to be delivered hereunder or thereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or any other Finance Document or any other documents to be delivered hereunder or thereunder (hereinafter referred to as Other Taxes).

(d)	The Obligors shall jointly and severally indemnify each Lender and the Facility Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Clause) imposed on or paid by such Lender or the Facility Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Facility Agent (as the case may be) makes written demand therefor.

(e)	Within 30 days of the date of any payment of Taxes, the Obligors shall furnish to the Facility Agent the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Facility Agent.

(f)

Each Lender and Facility Agent organised under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Original Lender and original Facility Agent and on the Transfer Date (as defined in Clause 30.6 (Procedure for transfer using a Transfer Certificate)) pursuant to which it becomes a Lender in the case of each other Lender, and with respect to a successor Facility Agent, on the date of appointment of such successor pursuant to Clause 24.15 (Resignation of the Facility Agent), and from time to time thereafter as reasonably requested in writing by the Obligors (but only so long as such Lender remains lawfully able to do so), shall provide each of the Facility Agent and the Obligors with documentation prescribed by applicable law or reasonably requested by any Obligor or Facility Agent as will enable the Obligors and Facility Agent to determine whether the Lender or Facility Agent (as applicable) is subject to tax withholding, back-up tax withholding, or tax information reporting requirements. Without limiting the generality of the foregoing, each Lender and Facility Agent shall provide each of the Facility Agent and any Obligor that is a United States person with two original Internal Revenue Service forms W-9, W-8IMY, W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying whether such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States withholding tax rate in excess of zero, withholding tax on payment of interest (but not in respect of any Commitment Fee) at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the Transfer Date pursuant to which a New Lender (as defined in Clause 30.2 (Assignments and transfers by Lenders)) becomes a party to this Agreement, the Existing Lender (as defined in Clause 30.2 (Assignments and transfers by Lenders)) was entitled to payments under paragraphs (a) and (b) above in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the New Lender on such date. If any form or document referred to in this paragraph (f) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-9, W-8IMY, W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Obligors and shall not be obligated to include in such form or document such confidential information. For purposes of this paragraph (f), the terms United States and United States person shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(g)	For any period with respect to which a Lender has failed to provide the Obligors with the appropriate form, certificate or other document described in paragraph (f) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form otherwise is not required under paragraph (f) above), such Lender shall not be entitled to indemnification under paragraphs (a), (b) or (d) above with respect to Taxes imposed by the United States of America by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Obligors shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

14.3	Qualifying Lender

An Obligor is not required to make an increased payment to a Lender under Clause 14.2 (Tax gross-up and tax indemnity) for any deduction as set out therein in respect of tax imposed in Ireland from a payment of interest under this Agreement, if on the date on which the payment falls due the payment could have been made to the relevant Lender without such deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority.

14.4	Value added taxes

(a)	Any amount payable under a Finance Document by an Obligor is exclusive of any VAT which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

15.	INCREASED COSTS

15.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation made after the date of this Agreement; or

(b)	compliance with any law or regulation made after the date of this Agreement.

15.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to changes in the basis of taxation of overall net income or overall gross income or franchise taxes imposed in lieu thereof by the United States of America or by the jurisdiction or state under the laws of which such Finance Party is organised or has its Facility Office or where its principal office is located, or results from Taxes or Other Taxes (as to which Clause 14.2 (Tax gross-up and tax indemnity) shall govern);

(c)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation; or

(d)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

15.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent (on the instructions of the Company), provide a certificate confirming the amount of its Increased Cost.

16.	MITIGATION

16.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.2	Conduct of business by a Finance Party

No term of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

17.	PAYMENTS

17.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

17.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

17.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

17.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in euros.

17.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

17.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

17.7	Partial payments

(a)	Subject to Clause 7.2 (Repayment), if the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by each Obligor under the Finance Documents, the Facility Agent must apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any of its unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any of its accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any of its principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any of its other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

17.8	Disruption to Payment Systems

(a)	If the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Company notifies the Facility Agent that a Disruption Event has occurred, the Facility Agent:

(i)	may, and must if requested by the Company, enter into discussions with the Company for a period of not more than 5 days with a view to agreeing any changes to the operation or administration of the Facility (changes) as the Facility Agent may decide is necessary;

(ii)	is not obliged to enter into discussions with the Company in relation to any changes if, in its opinion, it is not practicable so to do and has no obligation to agree to any changes;

(iii)	may consult with the Finance Parties in relation to any changes but is not obliged so to do if, in its opinion, it is not practicable in the circumstances; and

(iv)	must notify the Finance Parties of any changes agreed under this Subclause.

(b)	Any agreement between the Facility Agent and the Company will be, (whether or not it is finally determined that a Disruption Event has occurred), binding on the Parties notwithstanding the provisions of Clause 29 (Amendments and waivers).

(c)	The Facility Agent accepts the discretions given to it by this Subclause only on the basis that it will not be liable (either in contract or tort) for any damages, costs or losses of any kind which any Party may incur or sustain as a result of the Facility Agent taking or not taking any action under this Subclause.

(d)	If the Facility Agent makes any payment to any person in respect of a liability incurred as a result of taking or not taking any action under this Subclause, the amount of that payment is an amount in respect of which each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent under this Subclause (unless the Facility Agent has been reimbursed by an Obligor under a Finance Document).

(e)	Paragraph (d) above applies notwithstanding:

(i)	any other term of any Finance Document (including any term in Clause 24 (The Administrative Parties)); and

(ii)	irrespective of whether the payment was made as a result of actual or alleged negligence or gross negligence or wilful misconduct of the Facility Agent but so that the Facility Agent has no indemnity for claims against it which arise as a result of fraud by the Facility Agent.

17.9	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

The Company irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Company must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor in respect of that amount; and

(c)	agrees with each Finance Party that if, for any reason, any amount claimed by a Finance Party under this Clause is not recoverable from the Company on the basis of a guarantee (including, without limitation, any liability and all obligations under the Finance Documents that would be owed by the Company and any other Borrower to an Administrative Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, insolvency, reorganisation or similar proceeding involving such a Borrower) then the Company will be liable as a principal debtor and primary obligor to indemnify that Finance Party in respect of any loss it incurs as a result of a Borrower failing to pay any amount expressed to be payable by it under a Finance Document on the date when it ought to have been paid. The amount payable by the Company under this indemnity will not exceed the amount it would have had to pay under this Clause had the amount claimed been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration, examination or to be reinstated or otherwise without limitation, the liability of the Company under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4	Waiver of defences

The obligations of the Company under this Clause will not be affected by any act, omission or thing (whether or not known to it or any Finance Party) which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause. This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment of a Finance Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or

(h)	any insolvency or similar proceedings.

18.5	Immediate recourse

(a)	The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Company under this Clause.

(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Borrowers under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Company under this Clause:

(a)	(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) against those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Clause.

18.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

the Company will not, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Company’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Borrower, or exercise any right of set-off as against any Borrower.

The Company must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

19.	REPRESENTATIONS AND WARRANTIES

19.1	Representations and warranties

The representations and warranties set out in this Clause are made by each Obligor or (if the relevant provision so states) the Company to each Finance Party.

19.2	Status

(a)	It is a corporation or (as applicable) limited liability company, duly incorporated or (as applicable) organised and validly existing under the laws of its jurisdiction of original incorporation or organisation.

(b)	It has all requisite corporate authority to own its properties and to carry on the business in which it is engaged.

(c)	It is duly qualified to transact the business in which it is engaged and is in good standing (to the extent that such concept is recognised under laws of its jurisdiction of original incorporation) in those jurisdictions in which the real or personal property owned or leased or the business conducted by it are material to its operations, except where failure to qualify would not have a Material Adverse Effect.

19.3	Powers and authority

It has the corporate power and authority to execute, deliver and perform this Agreement, to utilise the Loans provided for in this Agreement, to execute and deliver each of the Finance Documents to which it is or will be a party and to perform its obligations under each Finance Document to which it is a party or will be a party, and all such actions have been duly authorised by all necessary corporate proceedings on its part.

19.4	Financial statements

(a)	As at the date of this Agreement, in relation to the Company, the audited consolidated balance sheets and related consolidated statements of income, shareholders’ equity, comprehensive income and cash flows contained in its Registration Statement on Form S-3, filed with the Securities and Exchange Commission on 2 August 2007, have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Company and its Consolidated Subsidiaries as of 31 December 2006 and 31 December 2005 and the results of operations and cash flows of the Company and its Consolidated Subsidiaries for each of the three fiscal years ending on 31 December 2006, 31 December 2005 and 31 December 2004. The unaudited consolidated balance sheets and related consolidated statements of income contained in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended 30 September 2007, have been prepared in accordance with GAAP applicable to interim unaudited financial statements and, except for the absence of footnotes and other information required to be included in audited financial statements prepared in accordance with GAAP, present fairly, in all material respects, the financial position of the Company and its Consolidated Subsidiaries as of 30 September 2007 and the results of operations of the Company and its Consolidated Subsidiaries for the three and nine months then ended.

(b)	In relation to any document filed or provided by the Company in accordance with Clause 20.1 (Financial Statements), such document has been prepared in accordance with GAAP and presents fairly, in all material respects, the financial position of the Company and its Consolidated Subsidiaries as at the date to which the document relates and the results of operations and cash flows of the Company and its Consolidated Subsidiaries.

(c)	In relation to each Obligor other than the Company, its audited financial statements (if any) most recently delivered to the Facility Agent:

(i)	have been prepared in accordance with GAAP, consistently applied; and

(ii)	fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

(d)	No financial statement contained in any filing by a US Obligor with the United States Securities and Exchange Commission when filed is false or misleading in any material respect or omits to state a material fact necessary to make the statements contained therein not misleading.

19.5	Non-conflict

Neither the execution and delivery of this Agreement or any other Finance Document to which it is a party, nor the performance of the transactions contemplated by the Finance Documents, nor compliance with the terms and provisions hereof or thereof, will conflict with or result in a breach of:

(a)	its constitutional documents;

(b)	any order, writ, injunction or decree of any court or any law or regulation applicable to it in any jurisdiction in which the real or personal property owned or leased or the business conducted by the Company or any of its Subsidiaries is material to their respective operations, or any government agency in such jurisdiction;

(c)	any document to which it or any of its Subsidiaries is a party or by which it is bound, the violation or breach of which would have a Material Adverse Effect or would constitute an Event of Default; or

(d)	any document to which it or any of its Subsidiaries is a party or by which it is bound which would result in the creation or imposition of any Security Interest upon any asset of the Company or any of its Subsidiaries, where such Security Interest would have a Material Adverse Effect.

19.6	Legal validity

(a)	Each Finance Document to which it is a party have been duly and validly executed and delivered by it and constitute its legal, valid, binding and enforceable obligations in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditor’s rights.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

19.7	ERISA

Each US Obligor and each of its Subsidiaries has fulfilled its obligations under ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan except for such failures or non-compliance which would not have a Material Adverse Effect. No Reportable Event has occurred and is continuing with respect to any Plan, except for such

Reportable Events as would not have a Material Adverse Effect. Neither the US Obligors nor any of their respective Subsidiaries have incurred any liability to PBGC or under the Internal Revenue Code with respect to any Plan, except for premiums not yet due and payable or liabilities which would not have a Material Adverse Effect.

19.8	Licenses and approvals

No authorisation, consent, approval, license or other action by, and no registration or filing with any government agency is necessary in connection with the execution and delivery of the Finance Documents, the consummation of the transactions contemplated by the Finance Documents or the performance of or compliance with the terms and conditions of the Finance Documents, except for such authorisations, consents, approvals, licenses or other actions by, and such registrations or filings with, such government agencies as have been or will be timely made or obtained.

19.9	Proceedings

(a)	As at the date of this Agreement and, if applicable, on each Extension Date and each Accession Date, there is no threatened or, to its knowledge, pending proceedings by or before any court, government agency or arbitrator against or affecting it or any of its Subsidiaries which except for the Disclosed Matters, if adversely decided would have a Material Adverse Effect.

(b)	As at each Accession Date, there is no threatened or, to its knowledge, pending proceedings by or before any court, government agency or arbitrator against or affecting the acceding Additional Borrower which, except for the Disclosed Matters, if adversely decided would have a Material Adverse Effect.

(c)	As at the date of this Agreement and, if applicable, on each Extension Date and each Accession Date, there is no threatened or, to its knowledge, pending proceedings by or before any court, government agency or arbitrator against or affecting it or any of its Subsidiaries which purports to affect the legality, validity or enforceability of the Finance Documents or the consummation of the transactions contemplated by the Finance Documents.

19.10	Margin regulations

As at the date of this Agreement and, if applicable, on each Extension Date and each Accession Date, no part of the Loans or proceeds of any extension of credit under this Agreement have been utilised for the purpose of enabling any US Obligor to buy or carry any Margin Stock and no US Obligor nor any of its respective Subsidiaries is in the business of extending credit to others for such purpose.

19.11	Title

(a)	It and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all of their respective material properties and assets, except for minor defects in title that do not materially interfere with the ability to conduct their respective businesses as currently conducted or to utilise such properties and assets for their intended purposes.

(b)	It and each of its Subsidiaries have complied with all obligations under all material leases to which each of them is a party and all such leases are in full force and effect, except where failure to so comply would not have a Material Adverse Effect. It and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases, except where the lack of such peaceful and undisturbed possession would not have a Material Adverse Effect.

(c)	It and each of its Subsidiaries own or possess all the patents, trademarks, service marks, trade names, copyrights, licences, franchises, permits and rights with respect to the foregoing necessary to own and operate their respective properties and to carry on their respective business as presently conducted and as presently planned to be conducted without conflict with the rights of others in any manner that would have a Material Adverse Effect.

19.12	Information

(a)	No statement made by the Company in any certificate, report or document furnished by or on behalf of the Company under or in connection with this Agreement or any other Finance Document is false or misleading in any material respect and no such certificate, report, or document omits to state a material fact necessary to make the statements contained therein not misleading.

(b)	As at the date of this Agreement and in the case of the Company only:

(i)	the factual information contained in the Information Memorandum was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(ii)	each expression of opinion, expectation, intention or policy contained in the Information Memorandum was made after careful consideration and enquiry and is believed by the Company to be fair and reasonable as at the date at which it is stated to be given and can be properly supported;

(iii)	the Information Memorandum did not omit as at its date any information which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect; and

(iv)	as at the date of this Agreement, nothing has occurred since the date of the Information Memorandum which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect.

19.13	No material adverse change

(a)	As at the date of this Agreement, there has been no material adverse change in the business, assets, operations or conditions, financial or otherwise, of the Company or of the Group since 30 September 2007.

(b)	If applicable, on each Extension Date and each Accession Date, there has been no material adverse change in the business, assets, operations or conditions, financial or otherwise, of the Company or of the Group since the date of the financial statements most recently delivered to the Facility Agent by the Company.

19.14	Tax filing

(a)	Each US Obligor has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it.

(b)	Each Obligor (other than the US Obligors) has filed all material income tax returns required to be filed under the laws where it is incorporated, established or organised or where tax laws are applicable to it and all other material tax returns which are required to be filed by it.

(c)	Each Obligor has paid all Taxes and other government charges due pursuant to such returns or pursuant to any assessment received by that Obligor except for any taxes or assessments that the Obligor is contesting in good faith. The charges, accruals and reserves on the books of each Obligor in respect of Taxes or other government charges are, in the opinion of that Obligor, adequate.

19.15	Environment

It and each of its Subsidiaries are in compliance in all material respects with all laws and regulations relating to the protection of the environment except where the failure to do so, either singly or in the aggregate, would not have a Material Adverse Effect.

19.16	Investment company

No Obligor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the ICA.

19.17	Security

Other than any Security Interest permitted under Clause 22.9 (Negative Pledge) or any Security Interest which would not result in a Material Adverse Effect, no Security Interest or other charge or encumbrance exists over all or any of its or any of its Subsidiaries’ present or future revenues or assets.

19.18	Subsidiaries

Each Borrower (other than the Company) is a (direct or indirect) wholly-owned Subsidiary of the Company.

19.19	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England and New York;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England or in New York will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

19.20	Stamp duties

As at the date of this Agreement and on each Accession Date it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.21	No default

(a)	No Event of Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document; and

(b)	no other event or circumstance is outstanding which constitutes a default or termination event (however described) under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which has or is reasonably expected to have a Material Adverse Effect.

19.22	Pari passu

Its payment obligations under this Agreement rank at least pari passu with all its other unsecured obligations.

19.23	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(i)	Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued September 23, 2001, as amended by Order 13268 (as so amended, the Executive Order);

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act) (the USA Patriot Act);

(iii)	the Money Laundering Control Act of 1986, 18 U.S.C. sect. 1956; and

(iv)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

public utility has the meaning given to it in the United States Federal Power Act of 1920.

Restricted Party means any person listed:

(i)	in the Annex to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(iii)	in any successor list to either of the foregoing.

(b)	It is not a public utility or subject to regulation under the United States Federal Power Act of 1920.

(c)	Neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	to the best of its knowledge, has received funds or other property from a Restricted Party; or

(iii)	to the best of its knowledge, is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(d)	It and each of its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

19.24	Insolvency

(a)	As at the date of this Agreement and, if applicable, on each Extension Date, none of the following apply:

(i)	in respect of an Obligor:

(A)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(B)	it has admitted publicly or in writing its inability to pay its debts as they fall due;

(C)	it has suspended making payments on any of its debts or has announced an intention to do so;

(D)	by reason of actual or anticipated financial difficulties, it has begun negotiations with any creditor (other than the Lenders in their capacity as such) for the rescheduling or restructuring of any of its indebtedness; or

(E)	any of its indebtedness is subject to a moratorium; and

(ii)	in respect of the Company only, the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities).

(b)	As at the date of this Agreement and, if applicable, on each Extension Date, none of the following have occurred in respect of an Obligor:

(i)	any step has been taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers has been convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration, examination or dissolution or any such resolution has been passed;

(iii)	any person has presented a petition, or files documents with a court or any registrar, for its winding-up, administration, examination, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv)	any Security Interest has been enforced over any of its assets;

(v)	an order for its winding-up, administration, examination or dissolution has been made;

(vi)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner or similar officer has been appointed in respect of it or any of its assets;

(vii)	its shareholders, directors or other officers have requested the appointment of, or have given notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner or similar officer; or

(viii)	any other analogous step or procedure has been taken in any jurisdiction.

(c)	Paragraph (b) above does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 60 days.

19.25	Times for making representations and warranties

(a)	The representations and warranties set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is deemed to be repeated by:

(i)	each Additional Borrower and the Company on the Accession Date for that Additional Borrower; and

(ii)	each Obligor on the date of each Request, the first day of each Term and, if applicable, on each Extension Date.

(c)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

20.	INFORMATION COVENANTS

20.1	Financial statements

The Company shall file or cause to be filed with the United States Securities and Exchange Commission in compliance with the requirements thereof each current report on Form 8-K, quarterly report on Form 10-Q and annual report on Form 10-K required to be filed by the Company and its Subsidiaries (as applicable) and deliver to the Facility Agent, within 120 days of the end of each fiscal year of the Company, a Compliance Certificate of the Chief Financial Officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with the ratio of Consolidated Total Debt to Total Capitalisation as provided in Clause 21.3 (Gearing) hereof, provided that, to the extent that any Lender is required pursuant to applicable law to obtain directly from the Borrowers any financial statements included in any such report filed with the United States Securities and Exchange Commission, the Borrowers shall promptly provide such financial statements upon reasonable request of such Lender through the Facility Agent.

20.2	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate within 120 days of the end of each fiscal year and within 90 days of the end of each quarter.

(b)	A Compliance Certificate must be signed by the Chief Financial Officer of the Company or person performing the function thereof.

20.3	Information - miscellaneous

The Company must supply to the Facility Agent, for the benefit of and in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	copies of all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched;

(b)	promptly upon becoming aware of them, subject to reasonable confidentiality requirements, details of any litigation, arbitration or administrative proceedings against any member of the Group which are current, threatened or pending and which have or might, if adversely determined, have a Material Adverse Effect provided that the Company shall have no obligation to furnish the details referred in this paragraph (b) with respect to such actions or proceedings referred to in Clause 19.9 (Proceedings) which are not reasonably likely to be adversely decided; and

(c)	promptly on request, subject to reasonable confidentiality requirements, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

20.4	Notification of Default

Within five days of an Obligor obtaining knowledge of any Default, the Company will provide to the Facility Agent for the benefit of and in sufficient copies for all the Lenders a certificate of the Company setting out the details of the Default and the action which the Company and the relevant Obligor (if applicable) are taking or proposing to take with respect to such Default.

20.5	Know your customer requirements

(a)	On the introduction of any law, any change in law, a change in the status or the ownership of an Obligor or a proposed assignment or transfer by a Lender, each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements or any other check in relation to the transactions contemplated by the Finance Documents.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

21.	FINANCIAL COVENANTS

21.1	Definitions

In this Clause:

Total Capitalisation means, as at any date, with respect to the Company and its Consolidated Subsidiaries, the sum (determined on a consolidated basis without duplication in accordance with GAAP) of (a) Total Indebtedness as at such date plus (b) the amount that should be set forth on the consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared as at such date opposite the caption “Total Shareholders’ Equity” (or the equivalent caption), excluding the amount reported in the financial statements as “Accumulated Other Comprehensive Income (Loss)” related to “Pension and Other Postretirement Benefit Adjustments”.

Total Indebtedness means, as at any date, the total amount of Financial Indebtedness of the Company and its Consolidated Subsidiaries on such date, determined on a consolidated basis without duplication in accordance with GAAP.

21.2	Interpretation

Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

21.3	Gearing

The Company must ensure that Total Indebtedness does not at any time exceed 60 per cent. of Total Capitalisation at that time.

22.	GENERAL COVENANTS

22.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to any other member of the Group, each Obligor must ensure that its relevant Subsidiaries perform that covenant.

22.2	Maintenance of assets

Each member of the Group shall maintain and keep their respective assets in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgement of the Company are necessary and in the interests of the Company or such Subsidiary provided, however, subject to Clause 22.10 (Limitation on sales and leasebacks and transfers of assets to Unrestricted Subsidiaries), that nothing in this Clause 22.2 (Maintenance of assets) shall prevent the Company (or any Subsidiary thereof) from selling, abandoning, or otherwise disposing of any of its respective businesses from time to time is, in the judgement of the Company or such Subsidiary, such sale, abandonment, disposition or discontinuance is advisable.

22.3	Status

Each member of the Group will do or cause to be done, except in the case of any Subsidiary of the Company (other than an Obligor) where failure to do so would not have a Material Adverse Effect, all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of incorporation, and do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorisations, patents, copyrights, trademarks, and trade names material to the conduct of its business as its board of directors shall determine in its judgement.

22.4	Authorisations

Each Obligor must promptly:

(a)	obtain, maintain and comply with the terms; and

(b)	supply certified copies to the Facility Agent,

of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

22.5	Compliance with laws

The Company must comply, and ensure each of its Subsidiaries complies, in all material respects with all applicable laws, rules and regulations and orders, such compliance to include, without limitation, compliance with ERISA and environmental laws.

22.6	Insurance

Each member of the Group must maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Group operates provided, however, that the Company and its Subsidiaries may self-insure to the extent consistent with prudent business practice as reasonably determined by the Company and such Subsidiary.

22.7	Sale of assets, consolidation, merger

Neither an Obligor nor any Restricted Subsidiaries may:

(a)	dispose of all or substantially all of its assets, business or property;

(b)	enter into any amalgamation, merger or consolidation unless the relevant Obligor or Restricted Subsidiaries shall be the surviving corporation; or

(c)	use any part of any Loan to acquire any security in a transaction that is subject to the reporting requirements of section 13 or 14 of the United States Securities Exchange Act 1934.

22.8	Financial Indebtedness

Neither the Company nor any of its Consolidated Subsidiaries may incur, create, issue, assume, guarantee, or suffer to exist any Financial Indebtedness unless, after giving effect thereto, the total of such Financial Indebtedness is in accordance with the provisions of Clause 21.3 (Gearing).

22.9	Negative pledge

(a)	No Obligor and no Restricted Subsidiary may issue, assume, guarantee, create, incur or suffer to exist any Secured Debt without effectively providing that the Loans (together with, if the Company shall so determine, any other Financial Indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created ranking equally with the Loans, including guarantees of Financial Indebtedness of others) shall be secured equally and ratably with (or prior to) such Secured Debt so long as such Secured Debt shall be so secured, except that this shall not apply to Secured Debt secured by:

(i)	mortgages on property of any corporation existing at the time such corporation becomes a Subsidiary;

(ii)	mortgages on property existing at the time of acquisition thereof or to secure the payment of all or any part of the purchase price thereof or to secure any Financial Indebtedness incurred prior to, at the time of or within 90 days after the acquisition of such property for the purpose of financing all or any part of the purchase price thereof;

(iii)	mortgages on particular property to secure Financial Indebtedness incurred in financing all or any part of the cost of exploration or development of such property, or to secure all or any part of the cost of improvements to such property which is, in the opinion of the board of directors of the Company, substantially unimproved, or to secure any Financial Indebtedness incurred to provide funds for such purpose;

(iv)	mortgages on property in favour of the United States of America or any State thereof, or any other country, or any political subdivision of any of the foregoing, to secure payments pursuant to any contract or statute or to secure any Financial Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages;

(v)	mortgages which secure Financial Indebtedness owing to the Company or a wholly-owned Restricted Subsidiary by a Subsidiary of the Company; and

(vi)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) to (v), inclusive, or of any Financial Indebtedness secured thereby; provided that such extension, renewal or replacement mortgage shall be limited to all or any part of the same property that secured the mortgage extended, renewed or replaced (plus improvements on such property).

The terms mortgage or mortgages used in paragraphs (i) to (vi) above shall include any Security Interests.

(b)	Notwithstanding the foregoing provisions of this Clause, the Company and any one or more Restricted Subsidiaries may, without equally and rateably securing the Loans, issue, assume, guarantee, create or incur Secured Debt which would otherwise be subject to the foregoing restrictions if, after giving effect to the Secured Debt to be issued, assumed, guaranteed, created or incurred, the sum of:

(i)	the aggregate amount of all such Secured Debt of the Company and its Restricted Subsidiaries (not including Secured Debt permitted under paragraphs (i) through (vi) above); and

(ii)	the aggregate value of the Sale and Leaseback Transactions (as defined in Clause 22.10 (Limitation on sales and leasebacks and transfers of assets to Unrestricted Subsidiaries) in existence at such time (except Sale and Leaseback Transactions the proceeds of which have been applied in accordance with Clause 22.10(a)(ii)), does not exceed 5 per cent. of the Shareholders’ Interest.

22.10	Limitation on sales and leasebacks and transfers of assets to Unrestricted Subsidiaries

(a)	The Company shall not enter and ensure no Restricted Subsidiary shall enter into any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to the Company or such Restricted Subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or it is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor on the security of such real property (herein referred to as a Sale and Leaseback Transaction) unless either:

(i)	the Company or such Restricted Subsidiary could create Secured Debt secured by a mortgage on the real property to be leased, in an amount equal to the value (as hereinafter defined) of such Sale and Leaseback Transaction, without equally and ratably securing the Loans, or

(ii)	the Company applies (and in any case covenants that it will apply) within 120 days after the Sale and Leaseback Transaction, regardless of whether such Sale and Leaseback Transaction may have been made by the Company or by a Restricted Subsidiary, an amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of the Company) to the repayment of Funded Debt of the Company provided that the amount to be applied to the repayment of Funded Debt of the Company shall be reduced by

(A)	the principal amount of any Loans outstanding on the date of the Sale and Leaseback Transaction repaid and corresponding Commitment cancelled by the Company within 120 days after such Sale and Leaseback Transaction (provided that the Company gives notice of the termination of an aggregate amount to the Commitment of the Lenders equal to the Loans so repaid), and

(B)	the principal amount of Funded Debt, other than Loans, voluntarily repaid and corresponding Commitment cancelled by the Company within 120 days after such sale;

provided that no repayment or retirement referred to in this paragraph (ii) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

For the purposes of this Clause, the term value shall mean, with respect to a Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale of the real property leased pursuant to such Sale and Leaseback Transaction and (ii) the fair value of the real property so leased at the time of entering into such Sale and Leaseback Transaction (as determined by the board of directors of the Company), divided first by the number of full years in the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

(b)	The Company shall not transfer or permit the transfer by any Restricted Subsidiary of any assets which, in the reasonable opinion of the board of directors of the Company, constitute a major manufacturing or research property plant or facility of the Company and its Restricted Subsidiaries, taken as a whole, to any Unrestricted Subsidiary.

22.11	Margin stock

Each US Obligor shall not and shall not permit any of its Restricted Subsidiaries to purchase or hold any Margin Stock if more than 25 per cent. of the value of its assets (as defined in Regulation U of the Margin Regulations) is or would be represented by Margin Stock.

22.12	Accounting changes

Each Obligor shall not and shall not permit any of its Subsidiaries to make any change in accounting policies or reporting practices, except as required or permitted by United States or applicable foreign generally accepted accounting principles or by the United States Securities and Exchange Commission or the Public Company Accounting Oversight Board or any similar agency.

22.13	Change of business

Each Obligor must and must ensure that its Subsidiaries make no material change to the general nature of the business of each Obligor or such Subsidiaries from that carried on at the date of this Agreement.

22.14	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

22.15	Tax matters

Each Obligor shall maintain its Tax residence solely in its jurisdiction of incorporation.

23.	DEFAULT

23.1	Events of Default

Each of the events or circumstances set out in this Clause (other than Clause 23.16 (Acceleration)) is an Event of Default.

23.2	Non-payment

An Obligor does not pay on the due date:

(a)	any amount of principal payable by it under the Finance Documents; or

(b)	any interest, fee or any other amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(i)	is caused by technical or administrative error and is remedied within five Business Days of the due date; or

(ii)	is caused by a Disruption Event and is remedied within five Business Days of the due date.

23.3	Cross-default

An Obligor:

(a)	defaults in any payment of principal or of interest on any other obligation for borrowed money in unpaid principal amount beyond any period of grace provided with respect thereto; or

(b)	defaults in the performance of any other agreement, term or condition contained in any agreement under which any such other obligation for borrowed money is created and shall not have cured such default within any period of grace provided by such agreement, if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee or agent on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity, unless the amount of borrowed money falling within either of paragraphs (a) or (b) above is less than the lower of €35,000,000 and US$50,000,000 or its equivalent.

23.4	Misrepresentation

A representation or warranty made or deemed to be repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect or misleading in any material respect when made or deemed to be repeated.

23.5	Breach of other obligations

(a)	An Obligor does not comply with any term of Clause 22.7 (Sale of assets, consolidation, merger) to Clause 22.13 (Change of business), Clause 21 (Financial covenants) or Clause 20.4 (Notification of Default); or

(b)	an Obligor does not comply with any term of the Finance Documents (other than any term referred to in Clause 23.2 (Non-payment) or in paragraph (a) above), unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 30 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the non-compliance.

23.6	Litigation

A judgment or order for the payment of money in excess of the lower of €35,000,000 and US$50,000,000 or its equivalent shall be rendered by a court of record against any of the Obligors and such judgment or order shall not be appealable and shall continue unsatisfied and unstayed for a period of 30 days.

23.7	Insolvency

Any of the following occurs:

(a)	in respect of an Obligor:

(i)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(ii)	it admits publicly or in writing its inability to pay its debts as they fall due;

(iii)	it suspends making payments on any of its debts or announces an intention to do so;

(iv)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor (other than the Lenders in their capacity as such) for the rescheduling or restructuring of any of its indebtedness; or

(v)	any of its indebtedness is subject to a moratorium; and

(b)	in respect of the Company only, the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities).

23.8	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of an Obligor:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, examination, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iii)	any Security Interest is enforced over any of its assets;

(iv)	an order for its winding-up, administration, examination or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner or similar officer is appointed in respect of it or any of its assets; or

(vi)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) above does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 60 days.

23.9	Insolvency – further proceedings

Any of the following occurs in respect of an Obligor:

(i)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration, examination or dissolution or any such resolution is passed; or

(ii)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner or similar officer.

23.10	United States Bankruptcy Laws

(a)	In this Subclause:

US Bankruptcy Law means the United States Bankruptcy Code, as amended, or any other United States Federal or State bankruptcy, insolvency or similar law.

(b)	Any of the following occurs in respect of a US Obligor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any US Bankruptcy Law; or

(iii)	an involuntary case under any US Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case; or

an order for relief or other order approving any case or proceeding is entered under any US Bankruptcy Law.

23.11	ERISA

The Company fails to meet its minimum funding requirements under ERISA with respect to any Plan or if any Plan is terminated by act of the PBGC or a trustee is appointed for any Plan, except when such failure is of an amount which is not material to the financial condition of the Company or such termination or appointment would not result in the imposition on the Company of material liability, or when such failure is the result of contesting such minimum funding requirements in good faith and the Company has established on its books any reserve which is required by GAAP with respect thereto.

23.12	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.13	Cessation of business

An Obligor ceases, or threatens to cease, to carry on business except (other than the Company) as a result of any disposal allowed under this Agreement.

23.14	Repudiation

The Company repudiates a Finance Document or expressly indicates that it intends to repudiate a Finance Document.

23.15	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of an Obligor, having an aggregate value of the lower of €35,000,000 and US$50,000,000 or its equivalent, and is not discharged within 30 days.

23.16	Acceleration

(a)	If an Event of Default described in Clause 23.10 (United States Bankruptcy Laws) occurs, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will immediately and automatically be due and payable, without the requirement of notice or any other formality.

(b)	Without prejudice to paragraph (a) above, if an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(i)	cancel all or any part of the Total Commitments; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

24.	THE ADMINISTRATIVE PARTIES

24.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

24.2	Appointment and duties of the US$ Swingline Facility Agent

(a)	Each Finance Party (other than the US$ Swingline Facility Agent) irrevocably appoints the US$ Swingline Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the US$ Swingline Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the US$ Swingline Facility Agent.

(c)	The US$ Swingline Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

24.3	Appointment and duties of the EUR Swingline Facility Agent

(a)	Each Finance Party (other than the EUR Swingline Facility Agent) irrevocably appoints the EUR Swingline Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the EUR Swingline Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the EUR Swingline Facility Agent.

(c)	The EUR Swingline Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

24.4	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

24.5	No fiduciary duties

(a)	Nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)	no Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

24.6	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with an Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities.

24.7	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by an Obligor is made on behalf of and with the consent and knowledge of each Obligor;

(d)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(e)	act under the Finance Documents through its personnel and agents.

24.8	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

24.9	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document including the Information Memorandum.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

24.10	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	(i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

24.11	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or an Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

24.12	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as the Facility Agent, the Facility Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

24.13	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent (unless the Facility Agent has been reimbursed by an Obligor under a Finance Document), except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	If a Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to the Facility Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

That Party will be regarded as having received the amount so deducted.

24.14	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

24.15	Resignation of an Agent

(a)	For the purpose of this Clause, Agent means each of the Facility Agent, the US$ Swingline Facility Agent and the EUR Swingline Facility Agent.

(b)	Each Agent may resign and appoint any of its Affiliates as a successor Agent by giving notice to the other Finance Parties and the Company.

(c)	Alternatively, each Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Agent.

(d)	If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, each Agent may appoint a successor Agent.

(e)	The person(s) appointing a successor Agent must consult with the Company prior to the appointment.

(f)	The resignation of an Agent and the appointment of any applicable successor Agent will both become effective only when that successor Agent notifies all the Parties that it accepts its appointment.

On giving the notification that successor Agent will succeed to the position of the applicable Agent and the terms Facility Agent, US$ Swingline Facility Agent and EUR Swingline Facility Agent (as the case may be) will mean the successor Facility Agent, the successor US$ Swingline Facility Agent or the successor EUR Swingline Facility Agent respectively.

(g)	Each retiring Agent must, at its own cost:

(i)	make available to the successor Agent those documents and records and provide any assistance as the successor Agent may reasonably request for the purposes of performing its functions as the relevant Agent under the Finance Documents; and

(ii)	enter into and deliver to the successor Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Agent.

(h)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(i)	The Majority Lenders may, by notice to an Agent, require it to resign under paragraph (b) above.

24.16	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

24.17	Facility Agent’s management time

If there is an Event of Default which is continuing and if the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

24.18	Swingline Facility

(a)	Each Swingline Facility Agent may perform its duties in respect of its respective Swingline Facility (as applicable) through an Affiliate.

(b)	Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Swingline Lender must indemnify the relevant Swingline Facility Agent for its Pro Rata Share of any liability or loss incurred by that Swingline Facility Agent or its Affiliate which relates solely to it acting as the Swingline Facility Agent under the relevant Swingline Facility, except to the extent that the liability or loss is caused by the Affiliate’s or the relevant Swingline Facility Agent’s gross negligence or wilful misconduct.

24.19	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

25.	EVIDENCE AND CALCULATIONS

25.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

25.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

26.	FEES

26.1	Facility Agent’s fee

The Company or the Obligors (other than the Company) must pay to the Facility Agent for its own account an agency fee in the amount and manner agreed in the Fee Letter between the Facility Agent and the Original Obligors.

26.2	Arrangement fee / participation fee

(a)	The Company or the Original Obligors (other than the Company) must pay to the Arrangers for their own account an arrangement fee in the amount and manner agreed in the Fee Letter between the Arrangers and the Original Obligors.

(b)	The Company or the Original Obligors (other than the Company) must pay to the Facility Agent for each Lender a participation fee in the amount and manner agreed in the Fee Letter between the Arrangers and the Original Obligors.

26.3	Commitment fee

(a)	The Company or Obligors (other than the Company) must pay to the Facility Agent for each Lender a commitment fee calculated by reference to the table below:

Column 1 Long-term credit ratings of the Company		Column 2 Commitment Fee (per cent. per annum on the undrawn, uncancelled amount of each Lender’s Commitment)
Moody’s	S&P
A1 and above	A+ and above	0.05
Lower than A1 but at least A2	Lower than A+ but at least A	0.06
Lower than A2 but at least A3	Lower than A but at least A-	0.07
Lower than A3 but at least Baa1	Lower than A- but at least BBB+	0.08
Lower than Baa1 but at least Baa2 and below	Lower than BBB+ but at least BBB and below	0.125

(b)	The Company must notify the Facility Agent of any notification to it by a Rating Agency of a change in its long-term credit rating. If the long-term credit rating(s) given to the Company by any Rating Agency is such that a different Commitment Fee is applicable to each long-term credit rating, the applicable Commitment Fee will be (if the difference between the two long-term credit ratings is of one level) based on the higher long-term credit rating.

(c)	In the event that the long-term credit ratings given to the Company by any Rating Agency are different by more than one long-term credit rating, the applicable Commitment Fee will be the Commitment Fee corresponding to the long-term credit rating immediately below the higher of the two long-term credit ratings.

(d)	Accrued commitment fee is payable quarterly in arrear and calculated on a 360 day basis. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

26.4	Utilisation fee

(a)	There shall be no utilisation fee payable to the Facility Agent for each day on which the aggregate amount of the Loans is equal to or less than 50 per cent. of the Total Commitments.

(b)	The Company or the Obligors (other than the Company) must pay to the Facility Agent for each Lender a utilisation fee computed at the rate of, for each day on which the aggregate amount of the Loans exceeds 50 per cent. of the Total Commitments, 0.07 per cent. per annum.

(c)	Utilisation fee is payable on the amount of each Lender’s share in the Loans.

(d)	Accrued utilisation fee is payable quarterly in arrear and calculated on a 360 day basis on each day on the amount of the Loans outstanding. Accrued utilisation fee is also payable to the Facility Agent for a Lender on the date that its Commitment is cancelled and its share in the Loans prepaid or repaid in full.

27.	INDEMNITIES AND BREAK COSTS

27.1	Currency indemnity

(a)	The Company must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

27.2	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss, penalty or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	The Company must indemnify the Facility Agent against any loss, penalty or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

27.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs if a Loan or an overdue amount is repaid or prepaid otherwise than on the last day of any Term applicable to it.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest (other than any Margin) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

28.	EXPENSES

28.1	Initial costs

The Company must pay on demand to each Administrative Party the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents.

28.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) entered into after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by a Finance Document.

28.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

29.	AMENDMENTS AND WAIVERS

29.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

(c)	Each Obligor agrees to any amendment or waiver allowed by this Clause which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph, require the consent of a guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

29.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	Clause 2.3 (Nature of a Finance Party’s rights and obligations);

(viii)	Clause 17.7 (Partial payments);

(ix)	Clause 33.3 (Exceptions);

(x)	the reduction or limitation of the obligations of the Company under Clause 18 (Guarantee and indemnity) or the release of the Company or the limitation of the Company’s liability with respect to the obligations owing to any Finance Party;

(xi)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(xii)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

29.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

29.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

30.	CHANGES TO THE PARTIES

30.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

30.2	Assignments and transfers by Lenders

Subject to the following provisions of this Clause, a Lender (the Existing Lender) may at any time:

(a)	assign any of its rights; or

(b)	transfer by way of novation any of its rights or obligations under this Agreement,

to any other bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender), it being understood that no Borrower and no Affiliate of a Borrower may become a New Lender.

30.3	Conditions to assignment and transfer – consents

(a)	The consent of the Company is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding. The consent of the Company (if required) must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time.

(b)	The Company may not withhold its consent solely because the assignment or transfer might increase the Mandatory Cost.

(c)	The parties to each such assignment or transfer must execute and deliver to the Facility Agent, for its acceptance and recording in the Register (as defined in Clause 30.4 (Other conditions to assignment or transfer)), a Transfer Certificate.

30.4	Other conditions to assignment or transfer

(a)	Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Commitment or part of its rights and obligations under this Agreement by the Existing Lender must be in a minimum amount of US$10,000,000 or its equivalent and shall be an integral multiple of US$1,000,000 or its equivalent.

(b)	The Facility Agent shall maintain a copy of each Transfer Certificate delivered to and accepted by it and a register of the names and addresses of the Lenders and their respective commitments and principal amount of the Loans owing to each Lender from time to time (the Register). The entries in the Register shall be conclusive and binding for all purposes, absent of any manifest error, and the Obligors, the Facility Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Obligors or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)	The Facility Agent is not obliged to enter into a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(d)	If the consent of the Company is required for any assignment or transfer (irrespective of whether it may be unreasonably withheld or not), the Facility Agent is not obliged to enter into a Transfer Certificate if the Company withholds its consent.

(e)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €2,000.

(f)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

30.5	Procedure for assignment of rights

An assignment of rights will only be effective on receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Finance Parties equivalent to those it would have been under if it had been an Original Lender.

30.6	Procedure for transfer using a Transfer Certificate

(a)	In this Subclause:

Transfer Date means, in relation to a transfer, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A transfer of rights or obligations using a Transfer Certificate will be effective if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent enters into it.

(c)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender;

(ii)	the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)	the New Lender will become a Lender under this Agreement and be bound by the terms of this Agreement as Lender.

(d)	The Facility Agent must enter into a Transfer Certificate delivered to it and which appears on its face to be in order as soon as reasonably practicable and, as soon as reasonably practicable after it has entered into a Transfer Certificate, send a copy of that Transfer Certificate to the Company.

(e)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.

30.7	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of an Obligor; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(C)	any observance by any Obligor of its obligations under any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

30.8	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

30.9	Additional Borrowers

(a)	Subject to compliance with any applicable know your customer requirements, the Company may request that any of its wholly owned European Subsidiaries which is not a Dormant Subsidiary and which is not incorporated in France becomes a Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	it is incorporated in the same jurisdiction as an existing Borrower or in the Netherlands or otherwise if all the Lenders approve the accession of that Subsidiary as an Additional Borrower;

(ii)	it represents to each Finance Party on each Accession Date that all amounts payable by it under the Finance Documents may be made free and clear of and without any Tax Deduction or, if a Tax Deduction is required to be paid:

(A)	it undertakes that such amounts shall be increased as may be necessary so that the amount payable is equal to the amount had no such Tax Deduction been made; and

(B)	it agrees that any right of prepayment and cancellation in accordance with Clause 10.6 (Right of repayment and cancellation of a single Lender) resulting from such Tax Deduction shall not be applicable;

(iii)	the Company and that Subsidiary deliver to the Facility Agent a duly completed and executed Accession Agreement;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Facility Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

(c)	Delivery of an Accession Agreement, entered into by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

30.10	Resignation of a Borrower (other than the Company)

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by giving to the Facility Agent a duly completed Resignation Request.

(b)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance, unless:

(i)	it is aware that a Default is outstanding or would result from the acceptance of the Resignation Request; or

(ii)	any amount owed by that Borrower under this Agreement is still outstanding.

(c)	The Borrower will cease to be a Borrower when the Facility Agent gives the notification referred to in paragraph (b) above.

A Borrower (other than the Company) may also cease to be a Borrower in any other manner approved by the Majority Lenders.

30.11	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

30.12	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in Loans in the manner provided for in sub-paragraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

30.13	Federal Reserve Bank

Notwithstanding any other provisions in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement in favour of any Federal Reserve Bank in accordance with Regulation A of the Board.

31.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to any rating agency;

(vii)	to the extent allowed under paragraph (b) below;

(viii)	to another Obligor or any other member of the Group; or

(ix)	with the agreement of the relevant Obligor.

(b)	A Finance Party may disclose to an Affiliate or any person (a third party) with (or through) whom that Finance Party enters into (or may enter into) any kind of transfer, participation or hedge agreement in relation to this Agreement or any other transaction under which payments are to be made by reference to this Agreement or any Obligor:

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a third party may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	The Parties acknowledge that each Obligor may disclose the material terms (except, for the avoidance of doubt, any details relating to the fees payable under Clause 26.1 (Facility Agent’s fee) and Clause 26.2 (Arrangement fee / participation fee) of this Agreement) of this Agreement in any prospectus, offering memorandum, registration statement, or other disclosure document in connection with an Obligor’s long term debt offerings. To the extent required by law or regulation, the Company may file this Agreement as an exhibit to its public filings with the U.S. Securities and Exchange Commission.

(d)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

32.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	PRO RATA SHARING

33.1	Redistribution

If a Finance Party (the recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with this Agreement (a recovery) and applies that amount to a payment due under a Finance Document, then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent in accordance with this Agreement without taking account of any Tax which would be imposed on the Facility Agent in relation to a recovery or distribution; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

33.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party, on the request of the Facility Agent, must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

33.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

34.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	NOTICES

36.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post or fax, or by email or other electronic communication.

(b)	For the purpose of the Finance Documents, an email or electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

36.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	One PPG Place
Pittsburgh
Pennsylvania 15272
Fax number:	00 1 412 434 4416
E-mail:	mcawley@ppg.com / kevardsson@ppg.com
Attention:	Treasurer

(c)	The contact details of the Facility Agent for this purpose are:

Address:	480 Washington Boulevard
Jersey City
New Jersey 07310
United States of America
Fax number:	00 1 201 839 8119
E-mail:	tamiko.mciver@sgcib.com
Attention:	Tamiko McIver

(d)	The contact details of the US$ Swingline Facility Agent for this purpose are:

Address:	480 Washington Boulevard
Jersey City
New Jersey 07310
United States of America
Fax number:	00 1 201 839 8119
E-mail:	tamiko.mciver@sgcib.com
Attention:	Tamiko McIver

(e)	The contact details of the EUR Swingline Facility Agent for this purpose are:

Address:	Tour Société Générale
17 Cours Valmy
92972 Paris
La Defense Cedex
France
Fax number:	00 33 1 42 14 09 45
E-mail:	christine.lafon-hemon@sgcib.com / philippe.schmitt@sgcib.com / marcio.pereira@sgcib.com
Attention:	Christine Lafon-Hemon / Philipppe Schmitt / Marcio Péreira

(f)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(g)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

36.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

36.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	Each Finance Party may assume that any communication made by the Company is made with the consent of each other Obligor.

36.5	Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within 10 Business Days of request any other Lender, if that Lender so requests.

(c)	The Company must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

37.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

38.	GOVERNING LAW

This Agreement is governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	Notwithstanding paragraph (a) above, any New York State court or Federal court sitting in the City and County of New York also has jurisdiction to settle any dispute in connection with any Finance Document and, for the benefit of the Finance Parties, each Obligor submits to the jurisdiction of those courts.

(c)	The English and New York courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(d)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(e)	References in this Clause to a dispute in connection with a Finance Document includes any dispute as to the existence, validity or termination of that Finance Document.

39.2	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints PPG Industries (UK) Limited, P.O. Box 162, Needham Road, Stowmarket, Suffolk IP14 2ZR, England, as its agent under the Finance Documents for service of process in any proceedings before the English courts in connection with any Finance Document.

(b)	Each Obligor not incorporated in New York State irrevocably appoints Corporation Service Company, 80 State Street, Albany, New York 12207-2543, United States, as its agent for service of process in any proceedings before any New York State courts in connection with any Finance Document.

(c)	If any person appointed as process agent under this Clause is unable for any reason to so act, the Company (on behalf of all the Obligors) must immediately (and in any event within 5 days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.

(d)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(e)	This Clause does not affect any other method of service allowed by law.

39.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

39.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

39.5	USA Patriot Act

Each Finance Party that is subject to the requirements of the USA Patriot Act hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATORIES

Company

PPG INDUSTRIES, INC.

By:	WILLIAM H. HERNANDEZ

Original Borrowers

PPG IRELAND INTERNATIONAL FINANCE COMPANY LIMITED

By:	KIM EDVARDSSON

PPG INDUSTRIES SECURITIES, INC.

By:	MITCHELL F. MAGEE

Arrangers

BNP PARIBAS SECURITIES CORP.

By:	ANDREW SHAPIRO	ANDREW KIRBY

SG AMERICAS SECURITIES, LLC

By:	STEVEN R. FERCHO

Original Lenders

BNP PARIBAS

By:	MICHAEL KOWALCZUC	MELISSA BALLEY

SOCIÉTÉ GÉNÉRALE

By:	ERIC E. O. SIEBERT, JR.

ABN AMRO BANK N.V.

By:	DAVID CARRINGTON	MARC BRONDYKE

BANK OF AMERICA, N.A.

By:	WILLIAM M. BULGER, JR.

BANCO SANTANDER, S.A., NEW YORK BRANCH

By:	PAUL J. LAMMEY	FRANK G. ENGLISH, IV

CALYON NEW YORK BRANCH

By:	SAMUEL L. HILL	BRIAN MYERS

ING BANK N.V., DUBLIN BRANCH

By:	MAURICE KENNY	AIDAN NEILL

INTESA SANPAOLO SPA

By:	FRANCESCO DIMARIO	LUCA SACCHI

PNC BANK, NATIONAL ASSOCIATION

By:	THOMAS A. MAJESKI

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By:	ALAN REITER

CITIBANK, N.A.

By:	JAMES N. SIMPSON

DEUTSCHE BANK AG LONDON

By:	T. HALLAWAYS	J. U. G. PUDDICK

HSBC BANK USA, NATIONAL ASSOCIATION

By:	DAVID MANDELL

MORGAN STANLEY BANK

By:	DANIEL TWENGE

THE BANK OF NEW YORK

By:	WILLIAM M. FEATHERS

WACHOVIA BANK NATIONAL ASSOCIATION

By:	BARBARA VAN MEERTEN

US$ Swingline Facility Agent

SOCIÉTÉ GÉNÉRALE, NEW YORK BRANCH

By:	ERIC E. O. SIEBERT, JR.

EUR Swingline Facility Agent

SOCIÉTÉ GÉNÉRALE

By:	ERIC E. O. SIEBERT, JR.

Facility Agent

SOCIÉTÉ GÉNÉRALE

By:	ERIC E. O. SIEBERT, JR.

Syndication Agent

BNP PARIBAS SECURITIES CORP.

By:	ANDREW SHAPIRO	ANDREW KIRBY